SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2003

Pervasive Software Inc.
(Exact name of registrant as specified in its charter)

Delaware 000-23043 74-2693793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12365 Riata Trace Parkway, Bldg. B., Austin, TX 78727

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 231-6000

(Former name or former address, if changed since last report)

Item 5. Other Events.

On August 8, 2003, Pervasive Software Inc. (“Pervasive”), Ramal Acquisition Corp., a wholly-owned subsidiary of Pervasive (“Merger Sub”), Data Junction Corporation (“Data Junction”), Michael E. Hoskins, The Hoskins 2003 Charitable Remainder Unitrust with Makeup, Darrell G. Blandford, The Blandford 2003 Charitable Remainder Unitrust with Makeup, Gregory E. Grosh, The Gregory E. Grosh Charitable Remainder Unitrust (Gregory E. Grosh trustee), and Ron S. Dougherty (the “Principal Stockholders”), and Computershare Trust Company, Inc. (“Escrow Agent”) entered into an Merger Agreement (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, Data Junction will merge with and into the Merger Sub, with Merger Sub to survive the merger and as a wholly-owned subsidiary of Pervasive (the “Merger”). Pursuant to the Merger Agreement, Pervasive will pay an aggregate of $22,100,000 in cash and will issue up to 5,000,000 shares of Pervasive common stock in exchange for all of the outstanding capital stock of Data Junction.

In connection with the execution of the Merger Agreement, Pervasive and certain stockholders of Data Junction entered into voting agreements (the “Voting Agreements”), pursuant to which such stockholders agreed to vote shares constituting approximately 95% of Data Junction’s outstanding common stock as of August 8, 2003, in favor of the Merger. These stockholders granted two of Pervasive’s officers an irrevocable proxy to vote their shares in favor of the Merger.

The Merger Agreement is filed as an exhibits to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

A press release announcing the transaction is also attached as an exhibit to this report. The Merger is subject to several conditions, including approval by Pervasive’s stockholders and other customary conditions.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Merger Agreement dated as of August 8, 2003 among Pervasive Software Inc., Ramal Acquisition Corp., Data Junction Corporation, Michael E. Hoskins, The Hoskins 2003 Charitable Remainder Unitrust with Makeup, Darrell G. Blandford, The Blandford 2003 Charitable Remainder Trust with Makeup, Gregory E. Grosh, The Gregory E. Grosh Charitable Remainder Unitrust (Gregory E. Grosh Trustee), Ron S. Dougherty and Computershare Trust Company, Inc., as escrow agent.

99.1	Press Release dated August 11, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2003	PERVASIVE SOFTWARE INC.

/S/ JOHN FARR John Farr Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Document

2.1

Merger Agreement dated as of August 8, 2003 among Pervasive Software Inc., Ramal Acquisition Corp., Data Junction Corporation, Michael E. Hoskins, The Hoskins 2003 Charitable Remainder Unitrust with Makeup, Darrell G. Blandford, The Blandford 2003 Charitable Remainder Trust with Makeup, Gregory E. Grosh, The Gregory E. Grosh Charitable Remainder Unitrust (Gregory E. Grosh Trustee), Ron S. Dougherty and Computershare Trust Company, Inc., as escrow agent.

99.1	Press Release dated August 11, 2003